Exhibit 12.2

September 18, 2023

Board of Directors

Energy Exploration Technologies, Inc.

Dorado, Puerto Rico 00646

Re:	Offering Circular on Form 1-A

Dear Board Members:

This opinion is provided with respect to certain matters in connection with the filing by Energy Exploration Technologies, Inc. (the “Company”), of an Offering Circular on Form 1-A (as amended or supplemented, the “Offering Circular”) with the Securities and Exchange Commission (the “Commission”). The Offering Circular is filed pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”).

This opinion is submitted pursuant to the applicable rules of the Commission in connection with the qualification of the Offering Circular and the offering by the Company of up to 8,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, as described in the Offering Circular.

I, the Company’s corporate counsel, have examined the original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws, as amended, of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Shares; (c) the Offering Circular and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Shares were or are to be issued. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, photostat or other copies.

Based upon and subject to and limited by the foregoing, I am of the opinion that when the Offering Circular has been qualified by order of the Commission, the Shares, when issued and sold in accordance with the terms and conditions contemplated by and upon the terms and conditions set forth in the Offering Circular and that certain Subscription Agreement, a form which is attached to the Offering Circular as Exhibit 4.1, and upon receipt by the Company of the agreed upon consideration therefor, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and expresses no opinion as to the effect of the laws of any other jurisdiction. The Company hereby consents to the filing of this opinion as an exhibit to the Offering Circular.

Sincerely,

/s/ Simonida Tilton
Simonida Tilton